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                                                                      EXHIBIT 11

                       CROWN CASTLE INTERNATIONAL CORP.

                            COMPUTATION OF NET LOSS
                               PER COMMON SHARE
              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)


                                                           YEARS ENDED DECEMBER 31,
                                         ---------------------------------------------------------
                                           1996       1997        1998        1999          2000
                                         --------   --------    --------    --------      --------
Loss before extraordinary item and
 cumulative effect of change in
 accounting principle...............     $  (957)   $(11,942)   $(37,775)  $ (94,347)   $(203,291)
Dividends on preferred stock........          --      (2,199)     (5,411)    (28,881)     (59,469)
                                         -------    --------    --------   ---------    ---------

Loss before extraordinary item and
 cumulative effect of change in
 accounting principle applicable
 to common stock for basic and
 diluted computations...............        (957)    (14,141)    (43,186)   (123,228)    (262,760)

Extraordinary item..................          --          --          --          --       (1,495)
Cumulative effect of change in
 accounting principle...............          --          --          --      (2,414)          --
                                         -------    --------    --------   ---------    ---------
Net loss applicable to common
 stock for basic and
 diluted computations...............     $  (957)   $(14,141)   $(43,186)  $(125,642)   $(264,255)
                                         =======    ========    ========   =========    =========

Weighted-average number of
 common shares outstanding
 during the period for basic
 and diluted computations
 (in thousands).....................       3,503       6,238      42,518     131,466      178,588
                                         =======    ========    ========   =========    =========

Per common share--basic and diluted:
  Loss before extraordinary item and
   cumulative effect of change in
   accounting principle.............     $ (0.27)   $  (2.27)   $  (1.02)  $   (0.94)     $ (1.47)

Extraordinary item..................          --          --          --          --        (0.01)

Cumulative effect of change in
 accounting principle...............          --          --          --       (0.02)          --
                                         -------    --------    --------   ---------    ---------
   Net loss.........................     $ (0.27)   $  (2.27)   $  (1.02)  $   (0.96)     $ (1.48)
                                         =======    ========    ========   =========    =========
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